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                                  PRESS RELEASE

CONTACT:          Robert S. Koebele
                  Vice President, Finance
                  SBARRO, INC.
                  (516) 715-4168

SUMMARY:          SBARRO enters into merger agreement
                  with the Sbarro family for the acquisition of all the public shares of Sbarro, Inc. for $28.85 per share.

FOR IMMEDIATE RELEASE

Melville, L.I., New York . . . .. . . . . . . . . . . . . . . . January 20, 1999

           Sbarro, Inc. (listed New York Stock Exchange "SBA") announced that it has entered into a merger agreement pertaining to a proposal from members of the Sbarro family announced on November 25, 1998 for the acquisition of all of the Company's Common Stock not owned by them. The Merger Agreement provides that a newly-formed entity owned by the Sbarro family would merge with and into the Company, and the public shareholders of the Company would receive $28.85 per share in cash for the approximately 13.5 million shares (65.6% of outstanding shares) of the Company's Common Stock owned by them.

           The Merger Agreement was approved and adopted by the Board of Directors of the Company following the unanimous recommendation by a special committee of independent directors. Prudential Securities Incorporated is acting as financial advisor to the special committee and has rendered its opinion to the special committee that, as of the date of such opinion, the merger consideration is fair from a financial point of view to the public shareholders.

           The merger is subject to, among other things, (i) approval by a majority of the publicly owned shares actually voted at a meeting of shareholders, which will be called to consider the Merger Agreement, (ii) receipt of financing for the transaction as provided in the Merger Agreement,
(iii) the continued suspension of dividends by the Company and (iv) settlement of shareholder class action lawsuits that have been filed relating to the transaction. The Sbarro family members have received a letter from Bear, Stearns & Co. Inc. that, subject to certain conditions, Bear Stearns is highly confident that financing for the transaction can be obtained.

           The Company also announced that a Memorandum of Understanding at $28.85 per share has been entered into with counsel to the plaintiffs in the shareholder class actions arising from the merger for the proposed settlement of such lawsuits. The settlement is subject to, among other things, completion of definitive documentation relating to the settlement, court approval and consummation of the merger.

           The Company develops and operates a national chain of family-style, cafeteria-type Italian restaurants under the Sbarro name. At January 3, 1999, the end of the Company's fiscal year, there were 899 Sbarro restaurants in operation, 630 of which were Company-owned and 269 of which were franchised.


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